As filed with the U.S. Securities and Exchange Commission on July 30, 2025

Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BANZAI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-3118980
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

(206) 414-1777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Davy

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Tel: (206) 414-1777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li, LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212- 530-2206

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 30, 2025

Up to 8,332,759 shares of Class A Common Stock underlying the Notes; and

Up to 671,244 shares of Class A Common Stock underlying the common Warrants

Banzai International, Inc.

This prospectus relates to the offer and sale, from time to time, by the selling stockholders named herein (collectively, the “Selling Stockholders”) of up to an aggregate of 9,004,003 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or “Common Stock”), of Banzai International, Inc., a Delaware corporation (the “Company”) consisting of (i) 8,332,759 shares of Class A Common Stock issuable upon the conversion of a senior secured convertible note (the “Note”) in the original principal amount of $11,000,000 plus accrued interest issued pursuant to a securities purchase agreement, dated June 27, 2025, by and between the Company and an institutional investor (the “Purchase Agreement”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”) and (ii) shares of Class A Common Stock issuable upon the exercise of a warrant (the “Buyer Warrant”) to purchase up to 671,244 shares of Class A Common Stock (the “Warrant Shares”), also issued pursuant to the Purchase Agreement.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Common Stock on any stock exchange, market, or trading facility on which the Class A Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices.

We will not receive any of the proceeds from the sale or other disposition of the Class A Common Stock by the Selling Stockholders, but we will bear all costs, fees, and expenses in connection with the registration of the Class A Common Stock offered by the Selling Stockholders. The Selling Stockholders will bear all commissions or discounts, if any, attributable to the sale of the Class A Common Stock offered for resale through this prospectus. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Buyer Warrants if the holders do not exercise the Buyer Warrants on a cashless basis, of which there is no guarantee. See “Use of Proceeds.” For information regarding the Selling Stockholders and the times and manner in which they may offer or sell the Class A Common Stock, see “Selling Stockholders” and “Plan of Distribution.”

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “BNZI.” On July 28, 2025, the last reported sale price of our Class A Common Stock on Nasdaq was $3.21 per share. Our warrants, each exercisable for one share of Common Stock at a price of $575.00 per share, originally issued in our initial public offering (the “Public Warrants”), are currently listed on The Nasdaq Capital Market under the symbol “BNZIW.”

As of July 28, 2025, the aggregate market value of our Class A common stock held by non-affiliates was $8,289,978, based on 2,582,548 shares of outstanding Class A common stock held by non-affiliates and the closing price of $3.21 on July 28, 2025.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2025.

i

Neither we nor the Selling Stockholders have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This prospectus may be supplemented from time to time to add, update, or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

For investors outside the United States: we have not, and the Selling Stockholders have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States;

●·	“the Company,” “Banzai,” “we,” “us,” “our” and similar terms refer to Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and its consolidated subsidiaries (including Legacy Banzai); and

●	“7GC” refers to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus or incorporated herein by reference. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors,” before deciding whether to buy our securities.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the effect of the 1-for-10 reverse stock split of the shares of the Company’s common stock, effective as of July 8, 2025 (the “July Reverse Stock Split”), as if it had occurred at the beginning of the earliest period presented. The July Reverse Stock Split combined each ten shares of our outstanding common shares into one common share, without any change in the par value per share, and the July Reverse Stock Split correspondingly adjusted, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of convertible securities. No fractional shares were be issued in connection with the July Reverse Stock Split, and any fractional shares resulting from the July Reverse Stock Split were rounded to the nearest whole share.

Business Overview

Our Company

Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 90,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers include Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. Between the first quarter of 2024 and the first quarter of 2025, Banzai has acquired two companies, ClearDoc, Inc. (d/b/a OpenReel) and Vidello, Ltd. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of December 31, 2024, our customer base included over 3,070 customers operating in over 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media, and others. No single customer represents more than 10% of our revenue.

We were originally incorporated in Delaware in September 2020 as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Upon closing our initial business combination on December 14, 2023 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), 7GC Merger Sub I, Inc. (“First Merger Sub”), and 7GC Merger Sub II, LLC (“Second Merger Sub”) (as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, the “Merger Agreement”), we acquired Legacy Banzai. Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our two wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015. Our business operations are currently conducted by the Operating Company and two of our subsidiaries, OpenReel and Vidello.

The rights of holders of our Common Stock and Public Warrants are governed by our second amended and restated certificate of incorporation, as amended (the “Charter”), our second amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Public Warrants, the Warrant Agreement, dated December 22, 2020 (the “Warrant Agreement”), between 7GC and the Continental Stock Transfer & Trust Company, as the warrant agent.

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Our Corporate Structure

We were originally known as 7GC & Co. Holdings Inc. On December 14, 2023, 7GC consummated the Business Combination with Legacy Banzai pursuant to the Merger Agreement. In connection with the Closing of the Business Combination, 7GC changed its name to Banzai International, Inc. Legacy Banzai was deemed to be the accounting acquirer in the transactions based on an analysis of the criteria outlined in Accounting Standards Codification 805. While 7GC was the legal acquirer in the transactions, because Legacy Banzai was deemed the accounting acquirer, the historical financial statements of Legacy Banzai became the historical financial statements of the combined company upon the consummation of the transactions.

Senior Secured Convertible Note Offering

On June 27, 2025, Banzai International, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Buyer”) for the issuance and sale in a private placement (the “Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Notes”) which Notes shall be convertible into shares of the Company’s Class A common stock, par value $0.0001, of the Company (the “Common Stock” or “Class A Common Stock”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes. The Buyer is purchasing (i) a Note in the aggregate original principal amount of $11,000,000 and (ii) a warrant to initially acquire up to 67,124 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 21,212 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Warrants”). The Offering closed on June 30, 2025 (the “Closing Date”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

The Notes were issued with an original issue discount of 10.0% (the “OID”) and accrue interest at a rate of 10.0% per annum. The Notes mature 18 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $1.10.

In addition, if an Event of Default (as defined in the Notes) has occurred under the Notes, the Buyer may elect convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer $122,222.22 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control”, the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

The Buyer also agreed to enter into Leak-Out Agreement governing the sale of Company shares until the earlier to occur of (i) such date as the Buyer no longer holds any Notes, (ii) the date of any Redemption Notice (as defined in the Notes) of any Notes then outstanding, (iii) such date upon which any breach by the Company of any term of the Purchase Agreement occurs, regardless of whether such breach is subsequently cured and (iv) such date any Event of Default (as defined in the Notes) occurs, regardless of whether such Event of Default is subsequently cured (such period, the “Restricted Period”), with sale limitations tied to the Company’s daily trading volume, as detailed in the Leak-Out Agreement.

The Buyer Warrants are to purchase up to 67,124 shares of Common Stock, at an initial exercise price of $6.60 per share. Pursuant to the terms of the Buyer Warrants, the exercise price has been adjusted to $3.4891 per share. The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

A holder of the Buyer Warrants may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of a Change of Control, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrants calculated pursuant to a formula set forth in the Warrants, payable in cash.

In connection with the Offering, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of July 30, 2025, with the Buyer, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Conversion Shares and the Warrant Shares, no later than thirty (30) days after the date of the Registration Rights Agreement (the “Registration Statement”), and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than sixty (60) days following the date of the Registration Rights Agreement (or ninety (90) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC). We are filing this Registration Statement on Form S-3 to satisfy the terms of the Registration Rights Agreement.

The initial net proceeds to the Company from the Offering were approximately $1.725 million, after deducting financial advisory fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for general corporate purposes and working capital.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive financial advisor in connection with the Offering, pursuant to that certain Letter Agreement, dated as of April 30, 2025, as amended, between the Company and Rodman. Pursuant to the Letter Agreement, the Company paid Rodman (i) a total cash fee equal to 7% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), and (iii) a non-accountable expense allowance of $75,000. In addition, the Company issued to Rodman or its designees the Financial Advisor Warrants to purchase up to an aggregate of 21,212 shares of Common Stock at an exercise price equal to $8.25 per share, which represents 125% of the Offering price. The Financial Advisor Warrants have substantially the same terms as the Buyer Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

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Pursuant to the Purchase Agreement, the Company agreed not to issue any Notes (other than to the Buyers as contemplated hereby) without the prior written consent of the Required Holders (as defined in the Purchase Agreement), issue any other securities that would cause a breach or default under the Notes or the Warrants, or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until after the effective date of the Registration Statement. The Company has also agreed not to effect any Variable Rate Transaction (as defined in the Purchase Agreement), other than a Permitted ATM (as defined in the Purchase Agreement) until the later of (x) the 180th calendar day after the Initial Closing Date (the “Additional Closing Expiration Date”) and (y) such date as no Notes remain outstanding.

The Letter Agreement and Purchase Agreement contain customary representations and warranties and agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Purchase Agreement, the Notes, the Warrant, the Registration Rights Agreement, and the Leak-Out Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Purchase Agreement, the Notes, the Warrant, form of the Registration Rights Agreement, and Leak-Out Agreement which are attached as exhibits hereto.

For more details on our corporate history, please refer to “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, filed with the SEC on April 15, 2025 (the “2024 Annual Report”).

Our Securities

Our authorized share capital consists of 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B common stock, $0.0001 per share (the “Class B common stock”), 74,999,999 shares of Preferred Stock and 1 share of Series FE Preferred Stock. As of July 28, 2025, we have 2,276,956 shares of Class A Common Stock, 231,114 shares of Class B common stock, 0 shares of Preferred Stock and 1 share of Series FE Preferred Stock issued and outstanding, respectively. Holders of Class A Common Stock and Class B common stock have the same rights except for voting rights. In respect of matters requiring the votes of stockholders, each share of Class A Common Stock is entitled to one vote, and each share of Class B common stock is entitled to 10 votes. Except with respect to an amendment, alteration or repeal of any provisions of the current Certificate of Incorporation or the related Certificate of Designation that materially and adversely affects the rights, preferences or voting power of the Series FE Preferred Stock or as otherwise required by law, the Series FE Preferred Stock vote separately as a class, the Series FE Preferred Stock does not have any voting rights and is not convertible; the Series FE Preferred Stock does however contain certain preemptive rights and some protective provisions, both of which are in effect until December 2026.

The securities listed below are also outstanding as of July 28, 2025.

●	23,000 shares issuable upon exercise of outstanding Public Warrants with an exercise price of $5,750.00;

●	1,657 shares issuable upon exercise of the GEM Warrant with an exercise price of $3,245.00 per share, which will be adjusted downward to 105% of the per share consideration received in this offering pursuant to anti-dilution price protections contained within those warrants (See “Description of Securities-Warrants-GEM Warrant”);

●	12,567 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $346.73 granted through July 28, 2025;

●	201,291 shares issuable upon vesting of outstanding restricted stock units granted through July 28, 2025;

●	222,367 shares issuable upon conversion of Senior Convertible Notes;

●	231,114 shares issuable upon conversion of outstanding shares of Class B common stock;

●	27,778 shares issuable upon exercise of outstanding Common Stock Purchase Warrants with an exercise price of $90.00; and

●	1,667 shares issuable upon exercise of Placement Agent Warrants issued pursuant to the “best efforts” public offering the Company completed in May 2024 with an exercise price of $100,00 per share;.

●	189,689 shares are issuable upon exercise of the Alco / CPBF Common stock Warrant with an exercise price of $38.90 per share;

●	117,647 shares issuable upon exercise of outstanding Common Stock Purchase Warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	117,647 shares issuable upon exercise of outstanding Class B Common Stock Purchase Warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	8,824 shares issuable upon exercise of Placement Agent Warrants issued pursuant to the “PIPE” with an exercise price of $53.13;

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Recent Developments

June 2025 Agile Promissory Note

On June 12, 2025, we entered into a subordinated business loan and security agreement (the “June Loan Agreement”) with Agile Capital Funding, LLC (“Agile”), and Agile Lending, LLC, a Virginia limited liability company (“Lender”). Pursuant to the June Loan Agreement, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $262,500.00 and received $250,000.00 of proceeds, net of administrative agent fees of $12,500.00 paid to Agile. The total repayment amount of the June Agile Note, including all interest, Lender fees, and third-party fees, assuming all payments are made on time, is $388,500. The June Agile Note has a maturity date of December 15, 2025, and maintains a total interest payment of $126,000, assuming all payments are made on time

June 2025 Houlihan Capital Repayment Agreement

In June 2025, we entered into a Repayment Agreement with Houlihan Capital, LLC (“Houlihan”), an entity that provided services to our predecessor company. Unfortunately, we owed Houlihan $107,500 for prior services rendered to our predecessor company. In satisfaction of the outstanding amount, Houlihan agreed to accept (i) $64,500, to be made in 3 equal installments, and (ii) a number of shares of our Class A common stock having a market value of $43,000, within 60 days of entering into the agreement (the “Houlihan Shares”). We also agreed to register the Houlihan Shares in this registration statement.

May 2025 1800 Diagonal Promissory Note

On May 9, 2025, we entered into a Securities Purchase Agreement with 1800 Diagonal, in connection with the issuance of a convertible promissory note, in the aggregate principal amount of $163,300. The maturity date of the note is February 15, 2026. The note was issued with an approximately thirteen percent (13%) original issue discount and bears interest at an annual rate of twelve percent (12%).

We shall repay the note in installments, beginning on June 15, 2025, and continuing on monthly through February 15, 2026 (each, an “Installment Date”) in an amount equal to the sum of (i) $91,448 of principal in respect to the first Installment Date, and (ii) $11,431 in respect of each following monthly Installment Date, respectively (or the outstanding principal if less than such amount).

The note is convertible into shares of Class A common stock at a conversion price equal to 75% of the Market Price (as defined within the agreement), but only on an event of default.

April 2025 1800 Diagonal Promissory Note

On April 17, 2025, we entered into a Securities Purchase Agreement with 1800 Diagonal, in connection with the issuance of a convertible promissory note, in the aggregate principal amount of $230,000. The maturity date of the note is February 15, 2026. The note was issued with an approximately thirteen percent (13%) original issue discount and bears interest at an annual rate of twelve percent (12%).

We shall repay the note in installments, beginning on October 15, 2025, and continuing on November 15, 2025, December 15, 2025, January 15, 2026 and on February 15, 2026 (each, an “Installment Date”) in an amount equal to the sum of (i) $128,800 of principal in respect to the first Installment Date, and (ii) $32,200 in respect of the second, third, fourth and fifth Installment Dates (or the outstanding principal if less than such amount).

The note is convertible into shares of Class A common stock at a conversion price equal to 75% of the Market Price (as defined within the agreement), but only on an event of default.

March 2025 Agile Promissory Note

On March 31, 2025, we entered into a subordinated business loan and security agreement (the “Loan Agreement”) with Agile and the Lender. Pursuant to the Loan Agreement, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received $2,044,105 of proceeds, net of administrative agent fees of $200,000 paid to Agile, and net of payments to the Lender of $1,755,895 as early prepayment of the remaining outstanding balance of the subordinated secured promissory note the Company has with the Lender dated December 12, 2024. The March Agile Note has a maturity date of November 12, 2025, and interest accrues at the annual rate of 44%. Interest on the March Agile Note shall accrue commencing on the effective date pursuant to the March Agile Note Agreement’s weekly repayment and amortization schedule.

Yorkville SEPA

Between April 1, 2025 and July 28, 2025, we drew down on our outstanding SEPA by selling an aggregate of 1,212,117 shares of Class A common stock to Yorkville for an aggregate total purchase price of approximately $7,930,064.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc.

Our principal executive offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our telephone number is (206) 414-1777. Our website address is www.banzai.io. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

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Risks Related to our Business and Industry

●	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

●	There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of their investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

●	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

●	Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

●	If the assumptions, analyses, and estimates upon which our forecasts, projections and outlook are based prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

●	We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed, and our revenue could suffer as a result.

●	Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

●	Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

●	Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

●	Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral, or exercise other remedies, which could have a material adverse effect on us.

●	Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

●	Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

●	Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

●	Adverse litigation results could have a material adverse impact on our business.

●	Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

●	Our use of open-source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

Risks Related to Offering and Ownership of Our Securities

●	In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt financings or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

●	Future sales of shares of Class A Common Stock may depress their stock price.

●	Issuances of shares of our Class A Common Stock pursuant to any Advances under the SEPA and conversion of any amounts under the Yorkville Promissory Notes, exercise of the GEM Warrant and conversion of any amounts under the GEM Promissory Note, and conversion of any amounts under the Senior Convertible Notes (the “Notes”) would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

●	The Nasdaq Stock Market LLC (“Nasdaq”) may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

●	Our dual classes of common stock structure have the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

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●	The market price of Class A Common Stock is likely to be highly volatile, and you may lose some or all of your investment. This volatility could also subject us to securities class action litigation.

●	If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

●	We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

●	We have identified material weaknesses in our internal control over financial reporting in the past. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

●	Our executive officers and directors collectively beneficially own approximately 46.44% of the voting power of our outstanding Class A Common Stock and Class B common stock and have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

●	We may issue additional shares of Class A Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

●	If certain holders of Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of Class A Common Stock and such holders still may receive significant proceeds.

●	It is not possible to predict the actual number of shares we will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, we may not have access to any or the full amount available under the SEPA.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

The Offering

Shares of Class A Common Stock Offered by the Selling Stockholders	Up to 9,004,003 shares of Class A Common Stock issuable upon the conversion of the Note and upon the exercise of the Buyer Warrants.

Shares of Class A Common Stock Outstanding as of the Date of this Prospectus	2,767,956

Shares of Class A Common Stock Outstanding after this Offering	11,771,959

Terms of the Offering	The Selling Stockholders will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. In the event any Buyer Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. It is possible that we may never generate any cash proceeds from the exercise of such Buyer Warrants.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq Symbols	Our Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “BNZI”.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties set forth in our filings with the SEC that are incorporated by reference herein and described under the heading “Risk Factors” contained in this prospectus and any accompanying prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely affect our business operations. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our 2024 most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as applicable, and the other documents we file with the SEC that are deemed incorporated by reference into this prospectus. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements.” Please also see the risk factor stated below.

Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share for primary equity securities listed on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”).

To regain compliance with the Minimum Bid Price Rule, the Company effected a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 (the “September Reverse Stock Split”). Subsequently, the Company effected a 1-for-10 reverse stock split of the shares of the Company’s common stock, effective as of July 8, 2025 (the “July Reverse Stock Split”). Following the July Reverse Stock Split, the bid price of the Company’s common stock surpassed $1.00 per share. However, we have not yet been notified that we regained compliance with the Minimum Bid Price Requirement and cannot guarantee that Nasdaq will decide that we have.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if any listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Minimum Bid Price Requirement compliance period of 180 days.

As a result, since the Company has effected the 1-for-50 September Reverse Stock Split and the 1-for-10 July Reverse Split, Nasdaq would begin the process of delisting our common stock without providing a Minimum Bid Price Requirement compliance period. However, the Company could still be eligible to request a hearing before the Nasdaq Panel to present its plan for regaining and sustaining compliance with the Minimum Bid Price Requirement.

If our common stock ceases to be listed for trading on the Nasdaq Capital Market, we expect that our common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our common stock, it would be more difficult for our stockholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock or warrants are not listed on a national securities exchange.

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SELECTED FINANCIAL DATA REFLECTING REVERSE STOCK SPLIT

Reverse Stock Split

On July 8, 2025, we effected a 1-for-10 reverse stock split of our Class A common stock and Class B common stock. Based on such reverse stock split, the total number of outstanding shares of Class A common stock was adjusted from 22,710,739 to approximately 2,271,074 and the total number of outstanding shares of Class B common stock was adjusted from 2,311,134 to approximately 231,114. The par value per common share remained unchanged at $0.0001. Our audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024, and the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, which are incorporated by reference into this prospectus are presented without giving effect to the reverse stock split. Except where the context otherwise requires, share numbers in this prospectus that is a part of this registration statement reflect the 1-for-10 reverse stock split of both classes of our common stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on April 15, 2025, and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025, as adjusted to reflect the reverse stock split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED

	Year Ended
	December 31.
	2024	2023
Net loss available to common shareholders	$(31,095,029)	$(14,406,262)
Net loss per common share, basic and diluted	$(6.97)	$(6.00)
Weighted average common shares outstanding, basic and diluted	4,458,169	2,401,988
Common shares outstanding at year end	8,195,163	2,585,297

	Three Months Ended
	March 31,
	2025	2024
Net loss available to common shareholders	$(3,643,479)	$(4,290,132)
Net loss per common share, basic and diluted	$(0.15)	$(1.64)
Weighted average common shares outstanding, basic and diluted	23,963,166	2,612,025
Common shares outstanding at period end	14,686,775	2,669,346

AS ADJUSTED FOR 1-FOR-10 REVERSE STOCK SPLIT (unaudited)

	Year Ended
	December 31.
	2024	2023
Net loss available to common shareholders	$(31,095,029)	$(14,406,262)
Net loss per common share, basic and diluted	$(69.75)	$(59.98)
Weighted average common shares outstanding, basic and diluted	445,817	240,199
Common shares outstanding at year end	819,516	258,530

	Three Months Ended
	March 31,
	2025	2024
Net loss available to common shareholders	$(3,643,479)	$(4,290,132)
Net loss per common share, basic and diluted	$(1.52)	$(16.42)
Weighted average common shares outstanding, basic and diluted	2,396,317	261,203
Common shares outstanding at period end	1,468,678	266,935

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USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the shares of Class A Common Stock by the Selling Stockholders. We have agreed to pay all expenses relating to registering the shares of Class A Common Stock covered by this prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares of Class A Common Stock covered hereby.

In the event any Buyer Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. The current exercise price of the Buyer Warrants is $3.4891 per share of Class A Common Stock and therefore we could receive proceeds of up to $234,202.35 if all of the Buyer Warrants are exercised for cash, of which there is no guarantee.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell shares of Class A Common Stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Notes and exercise of the Buyer Warrants. For additional information regarding the issuance of the Notes and the Buyer Warrants, see “Senior Secured Convertible Note Offering” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Buyer Warrants issued pursuant to the Securities Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, Notes and Buyer Warrants, as of July 29, 2025, assuming conversion of the Notes and exercise of the Buyer Warrants held by each such Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Buyer Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Notes and the Buyer Warrants, this prospectus generally covers the resale of 200% of the sum of (i) the maximum number of shares of Common Stock issued or issuable pursuant to the Notes, including payment of interest on the notes through June 30, 2026, and (ii) the maximum number of shares of Common Stock issued or issuable upon exercise of the Buyer Warrants, in each case, determined as if the outstanding Notes (including interest on the notes through June 30, 2026) and Buyer Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Notes and the exercise price of the Buyer Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the terms of the Notes and the Buyer Warrants, a Selling Stockholder may not convert the Notes or exercise the Buyer Warrants to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Unless otherwise indicated, beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of the date of this prospectus.

Inclusion of an individual’s or entity’s name in the table below does not constitute an admission that such individual or entity is an “affiliate” of the Company.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)			Maximum Number of Shares of Common Stock Being Sold	Number of Shares of Common Stock Owned After Offering(3)
Name of Selling Stockholder	Number		Percent		Number	Percent
3i, LP(4)	145,375	(2)	4.99%	9,004,003	0	0%

(1)	Applicable percentage ownership is based on 2,767,956 shares of our Common Stock outstanding as of July 29, 2025, and based on 11,280,959 shares of our Common Stock outstanding after the offering.

(2)	This column lists the number of shares of our Class A Common Stock beneficially owned by this Selling Stockholder as of July 29, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of July 29, 2025, this Selling Stockholder would beneficially own an aggregate of 9,004,003 shares of our Class A Common Stock, consisting of (i) 8,332,759 shares of Class A Common Stock underlying the outstanding Notes, held by the Selling Stockholder, all of which are being registered under this prospectus; and (ii) 671,244 shares of Class A Common Stock issuable upon exercise of the Buyer Warrants held by this Selling Stockholder, currently exercisable at an exercise price of $3.4891, all of which are being registered under this prospectus. For the purposes of the calculations of Common Stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the Notes has not occurred, (b) the Notes are each converted in full at an alternate conversion price of $3.4891 without regard to any limitations set forth in the Notes, (c) interest on the Notes has accrued through June 30, 2026, and is paid in shares of our Common Stock, at an interest rate of 10% per annum, and (d) the exercise of all of the Buyer Warrants in full without regard to any limitations on exercise set forth in the Buyer Warrants.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Notes and Buyer Warrants registered for sale by the registration statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholder may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	The business address of 3i, LP is 2 Wooster Street, 2nd Floor New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. Each of Mr. Tarlow, 3i, LP, and 3i Management, LLC, disclaim any beneficial ownership of these shares.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Buyer Warrants to permit the resale of these shares of Common Stock by the holders of the Notes and Buyer Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock, although we will receive the exercise price of any Buyer Warrants not exercised by the Selling Stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker- dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the- counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker- dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

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The Selling Stockholders may pledge or grant a security interest in some or all of the Notes, Buyer Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker- dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $4,453.71 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

12

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of any securities offered by this prospectus and any related prospectus supplement will be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

Marcum LLP (“Marcum”), an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2024 and 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report included therein, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, and is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum’s report, given on their authority as experts in accounting and auditing.

CBIZ CPAs P.C., an independent registered public accounting firm (“CBIZ CPAs”), has audited ClearDoc, Inc.’s financial statements for the years ended December 31, 2023 and 2022, as set forth in their report. The office of CBIZ CPAs is located at700 W 47th St., Ste. 1100 Kansas City, MO 64112. ClearDoc, Inc.’s financial statements are incorporated by reference in reliance on CBIZ CPAs’ report, given on their authority as experts in accounting and auditing.

Bush & Associates CPA LLC, an independent registered public accounting firm (“B&A”), has audited Vidello’s financial statements for the years ended March 31, 2024 and 2023, as set forth in their report. The office of B&A is located at 179 N. Gibson Rd., Henderson, NV 89014. Vidello’s financial statements are incorporated by reference in reliance on B&A’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares of Class A Common Stock covered by this prospectus, we refer you to the registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

The SEC maintains a web site at www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information, when filed, will be available on the website of the SEC referred to above. We also maintain a website at www.banzai.io. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus.

13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

●	our 2024 Annual Report, filed with the SEC on April 15, 2025;

●	our Quarterly Report for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 23, 2025, January 31, 2025, February 3, 2025, February 13, 2025, March 3, 2025, March 4, 2025, April 11, 2025, April 15, 2025, April 18, 2025, April 25, 2025, June 10, 2025, June 27, 2025, July 2, 2025, July 3, 2025, and July 9, 2025;

●	the description of our common stock set forth in the Annual Report on Form 10-K, filed with the SEC on April 15, 2025.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (206) 414-1777 or by writing to us at the following address:

Banzai International, Inc.

Investor Relations

435 Ericksen Ave., Suite 250

Bainbridge Island, Washington

These filings and reports can also be found on our website, located at www.banzai.io. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

14

INDEX TO FINANCIAL STATEMENTS

CLEARDOC, INC. (D/B/A OPENREEL)

Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2025
Condensed Consolidated Balance Sheets as of March 31, 2025 (Unaudited) and December 31, 2024	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2025 and 2024	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months ended March 31, 2025 and 2024	F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2025 and 2024	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

F-1

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED BALANCE SHEET

Period Ended March 31, 2025

	March 31, 2025	December 31, 2024
A S S E T S
CURRENT ASSETS
Cash	$175,210	$145,033
Accounts receivable, net	849,937	834,684
Current portion of deferred sales commissions	359,994	429,045
Prepaid expenses	72,966	90,718
TOTAL CURRENT ASSETS	1,458,107	1,499,480
DEFERRED SALES COMMISSIONS, less current portion	187,042	251,108
PROPERTY AND EQUIPMENT, net	2,907	3,521
IDENTIFIABLE INTANGIBLE ASSETS, net	222,890	249,677
GOODWILL	312,883	312,883
INTERCOMPANY LOANS	(475,705)	(360,033)
TOTAL ASSETS	$1,708,124	$1,956,636

L I A B I L I T I E S A N D S T O C K H O L D E R S’ D E F I C I T
CURRENT LIABILITIES
Accounts payable	$469,811	$213,795
Accrued expenses	105,635	261,289
Current portion of deferred revenue	2,678,169	2,663,230
TOTAL CURRENT LIABILITIES	3,253,614	3,138,314
DEFERRED REVENUE, less current portion above	111,161	117,643
TOTAL LIABILITIES	3,364,776	3,255,957

MEZZANINE EQUITY
Series A convertible preferred stock, value of $7.8941 per share; 2,501,849 shares authorized, 2,415,046 shares issued and outstanding as of September 30, 2024, net of issuance costs	18,900,800	18,900,800
Series Seed-1 convertible preferred stock, value of $1.6819 per share; 1,525,654 shares authorized, 1,451,191 shares issued and outstanding as of September 30, 2024, net of issuance costs	2,412,888	2,412,888
Series Seed-2 convertible preferred stock, value of $.9687 per share; 1,261,530 shares authorized, 1,121,610 shares issued and outstanding as of September 30, 2024, net of issuance costs	1,074,097	1,074,097
Series Seed-3 convertible preferred stock, par value of $1.2916 per share; 547,837 shares authorized, 519,963 shares issued and outstanding as of September 30, 2024, net of issuance costs	663,920	663,920
Series Seed-4 convertible preferred stock, value of $1.7868 per share; 85,458 shares authorized, 74,379 shares issued and outstanding as of September 30, 2024, net of issuance costs	131,384	131,384
TOTAL MEZZANINE EQUITY	23,183,089	23,183,089
Common stock, par value of $0.00001 per share; 11,000,000 shares authorized; 2,885,943 shares issued and outstanding as of September 30, 2024,	29	29
Additional paid in capital	1,882,846	1,882,846
TOTAL CAPITAL CONTRIBUTED	25,065,964	25,065,964
Accumulated deficit	(26,722,616)	(26,365,285)
TOTAL STOCKHOLDERS’ DEFICIT	(1,656,652)	(1,299,321)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,708,124	$1,956,636

F-2

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF OPERATION

Period Ended March 31, 2025 (Unaudited)

	March 31, 2025	March 31, 2024
NET REVENUE	$1,441,987	$1,655,898
COST OF REVENUE	98,807	211,807
GROSS PROFIT	1,343,180	1,444,091
OPERATING EXPENSES	1,699,525	1,419,400
OPERATING LOSS	(356,345)	24,691
OTHER INCOME (EXPENSE)
Other income	-	2,939
Interest expense, net	(986)	(19,237)
TOTAL OTHER INCOME (EXPENSE)	(986)	(16,298)
LOSS BEFORE INCOME TAXES	(357,331)	8,393
INCOME TAX BENEFIT	-	-
NET LOSS	$(357,331)	$8,393

F-3

CLEARDOC, INC. AND SUBSIDIARY CONSOLIDATED

UNAUDITED STATEMENT OF CASH FLOWS

Period Ended March 31, 2025

	March 31, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(357,331)	$8,393
Adjustments to reconcile net loss to net cash flows from Operating activities:
Depreciation and amortization	27,401	2,415
Provision for credit losses	(16,166)	(3,162)
Amortization of deferred sales commissions	69,051	129,793
Amortization of deferred financing costs reflected as interest expense	-	986
Change in operating assets:
Accounts receivable	912	(12,305)
Deferred sales commissions	64,066	63,596
Prepaid expenses	17,752	504
Change in operating liabilities:
Accounts payable	256,016	(55,212)
Accrued expenses	(155,654)	(237,874)
Deferred revenue	8,458	198,617
NET CASH FLOWS FROM OPERATING ACTIVITIES	(85,495)	95,751

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	-	(4,388)

CASH FLOWS FROM FINANCING ACTIVITIES
Intercompany Transfers	115,672	-
Payments of long-term debt	-	(85,952)

NET CASH FLOWS FROM FINANCING ACTIVITIES	115,672	(85,952)
NET CHANGE IN CASH	30,177	5,411
CASH, BEGINNING OF YEAR	145,033	720,633
CASH, END OF YEAR	$175,210	$726,044
SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid	$-	$18,251

F-4

CLEARDOC, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Period Ended March 31, 2025 (Unaudited)

	Convertible Preferred Stock												Additional		Total Stockholders’
	Series A		Series Seed-1		Series Seed-2		Series Seed-3		Series Seed-4		Common Stock		Paid in	Accumulated	Equity
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Deficit	(Deficit)
Balance, January 1, 2025,	2,415,046	$19,064,628	1,451,191	$2,440,758	1,121,610	$1,086,503	519,963	$671,589	74,379	$132,901	2,885,943	$29	$1,871,690	$(26,365,285)	$(1,299,321)
Exercise of stock options	-		-		-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	-		-		-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(357,331)	(357,331)
Balance, March 31, 2025	2,415,046	$19,064,628	1,451,191	$2,440,758	1,121,610	$1,086,503	519,963	$671,589	74,379	$132,901	2,885,943	$29	$1,871,690	$(26,722,616)	$(1,656,652)

F-5

(1)	Summary of significant accounting policies

Principles of consolidation – The accompanying financial statements include the accounts of ClearDoc, Inc., a Delaware corporation incorporated on February 9, 2017, and its wholly owned subsidiary, Balloon Technologies, Inc. (collectively, the “Company”). All intercompany profits, transactions and balances have been eliminated in consolidation.

Nature of operations – The Company is a remote video capture technology provider headquartered in New York, New York. The Company provides subscription-based software as a service (“SaaS”) offering to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam.

Use of estimates – The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates and assumptions include the deferred income tax valuation allowance. Actual results could differ from those estimates.

Cash – The Company’s cash consists of cash on hand and demand deposits held by financial institutions. At times, the Company maintains cash deposits in financial institutions in excess of federally insured limits. For the period ended March 31, 2025, the uninsured portion of cash deposits held by financial institutions was $0. Management monitors the cash in excess of these limits and believes the risk of loss is negligible.

Adoption of new accounting standard – On January 1, 2023, the Company implemented Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and all of the related amendments using the modified retrospective method. The adoption of Accounting Standards Codification (“ASC”) Topic 326 did not have a material impact on the Company’s financial position, results of operations, or cash flows. As such, the Company did not make any adjustments to its financial position upon adoption.

Accounts receivable, net – The Company grants unsecured credit to all qualified customers. Billings and other consideration received on contracts in excess of related revenues recognized are recorded as advances from customers within deferred revenue. Interest is not charged on past- due accounts. When necessary, the Company maintains an allowance for credit losses based on the best estimate of the amounts that will not be collected, which includes consideration of past events, current conditions, and forecasts of future expectations. If actual bad debts differ from the reserves calculated, the Company records an adjustment to bad debt expense in the period in which the difference occurs.

F-6

(1)	Summary of significant accounting policies (continued)

Deferred sales commissions – Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors.

Property and equipment, net – Property and equipment, which consists of computer equipment, is stated at cost less accumulated depreciation. Depreciation for computer equipment is charged to expense on the straight-line basis over a five-year estimated useful life. The Company does not own any other property and equipment as employees work remotely and an office building is not currently utilized.

Goodwill – The Company has adopted ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. Upon election of this accounting alternative for evaluating goodwill impairment triggering events, the Company performs a goodwill impairment triggering event evaluation only as of the end of each reporting period. The entity manages as one segment and integrates any acquired entities fully onto the Company’s platform, which is determined to be the reporting unit. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of a reporting unit is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value of a reporting unit is less than the carrying value, then goodwill is tested further for impairment. The quantitative impairment test consists of calculating the fair value of a reporting unit and comparing it to the carrying amount, including goodwill. The goodwill impairment loss, if any, is measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Identifiable intangible assets, net – Identifiable intangible assets consist of video material licenses, a web domain, patents, trademarks, customer relationships, non-compete agreements, and technology, which are stated at cost, with the exception of assets acquired in a business combination which are capitalized at their initial fair values and are being amortized ratably over their estimated useful lives. Identifiable intangible assets are amortized over the following estimated useful lives:

Asset	Estimated Useful Life

Video material licenses	5 years
Web domain	15 years
Patents	20 years
Trademark	2 years
Customer Relationships	3 years
Existing Technology	5 years
Non-Compete Agreements	3 years

Impairment of long-lived assets – Management reviews long-lived assets, which includes property and equipment and identifiable definite lived intangible assets, for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. There was no impairment losses recognized during the period ended March 31, 2025.

Stock-based compensation – The Company measures stock-based compensation to employees at the grant date and recognizes compensation expense over the requisite service period. Stock-based compensation costs are included in operating expenses in the consolidated statement of operations.

F-7

(1)	Summary of significant accounting policies (continued)

Income taxes – ClearDoc, Inc. and Balloon Technologies, Inc. are corporations. The Company utilizes the asset and liability method of accounting for income taxes in accordance with ASC 740-10, Income Taxes, under which deferred income taxes are determined based on the temporary differences between the financial statements and income tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred income tax assets will not be realized.

As the Company has net operating loss carry forwards for federal and state purposes, the statute of limitations remains open for all tax years to the extent the tax attributes are carried forward into future tax years.

The Company has adopted the standards requiring disclosure of uncertain income tax positions under ASC 740, Income Taxes. A company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company has not identified any tax positions which are considered to be uncertain. There has been no interest or penalties recognized in the financial statements.

In addition, no tax positions exist for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by the U.S. federal, state or local tax authorities for years before 2020. As the Company has indefinite lived net operating losses, the statute of limitations remains open until three years after the net operating losses are utilized.

Revenue recognition – The Company primarily derives its revenues using a SaaS subscription model. Revenues are recognized by completing a five-step process: 1) identifying the contract with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations, and 5) recognizing revenue when or as the performance obligation is satisfied.

The Company primarily enters into fixed price subscription contracts with customers. Customers have the option of entering into monthly, one-year, or multi-year service agreements, which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty days prior to the end of the initial service term. Subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to the minimal effort required.

Deferred revenue results from advance cash receipts from customers or advance billings of customers at the inception of the billing period for subscriptions and is recognized as revenue when revenue recognition criteria are met. Deferred revenue represents contract liabilities.

F-8

(1)	Summary of significant accounting policies (continued)

Revenue recognition (continued) – The beginning and ending contract balances are as follows:

	March 31, 2025	January 1, 2025

Accounts receivable, net	$849,937	$834,684
Deferred sales commissions	$547,036	$680,153
Deferred revenue	$2,789,330	$2,780,873

Of the $2,780,873 deferred revenue opening balance as of January 1, 2025, $1,177,884 was recognized as revenue in for the period ended March 31, 2025.

The following FASB ASC 606, Revenue from Contracts with Customers, practical expedients are utilized:

●	When an unconditional right to consideration from a customer in an amount that corresponds directly with the value of performance completed to date exists, revenue is recognized equal to the amount to which there is a right to invoice for services performed.
●	When the Company transfers goods or services to a customer and payment from the customer is expected within one year or less, a significant financing component is presumed not to exist.
●	As a result of an accounting policy election, all taxes assessed by governmental authorities that are collected by the Company from its customers (use taxes, value added taxes, some excise taxes), are excluded from the measurement of the transaction price.

Cost of revenue – Cost of revenue primarily consists of salaries and wages, hosting, and other software expenses associated with providing services to customers.

Advertising costs – Advertising costs are expensed when incurred. Advertising expense for the period ended March 31, 2025 was $39,117.

R&D costs – R&D costs are expensed when incurred. R&D expense for the period ended March 31, 2025, was $459,771.

Leases – The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on the consolidated balance sheet.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date. The operating lease ROU asset also includes initial direct costs incurred by the lessee and any lease payments made to the lessor before the commencement date and exclude any lease incentives received.

The lease terms consist of the following: any non-cancelable periods, periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.

The Company elected to apply the short-term lease exception for all applicable classes of underlying assets. Leases, with an initial term of 12 months or less, that do not include an option to purchase the underlying assets that are reasonably certain to be exercised, are not recorded on the consolidated balance sheet. The Company’s short-term lease costs do not reflect ongoing short-term lease commitments. Total short-term lease expense, included in operating expense, for the period ended March 31, 2025 was $0.

F-9

(1)	Summary of significant accounting policies (continued)

Going concern assessment – Management annually evaluates whether there are conditions or events, considered in the aggregate, that indicate it is probable that substantial doubt about the Company’s ability to continue as a going concern exists within one year of the date that the financial statements are available to be issued. This evaluation is based on relevant conditions and events that are known or reasonably knowable on the date that the financial statements are available to be issued.

Management did not determine that there are conditions that raise substantial doubt about the entity’s ability to continue as a going concern as the Company expects to have sufficient funds to meet its obligations within one year after the date the financial statements are expected to be issued. Specifically, the Company expects to have sufficient operating cash flow to cover its current expenses. Therefore, the going concern risk is deemed to be low as of analysis date.

Accounting for acquisitions – Management accounts for acquisitions of businesses in accordance with FASB ASC Topic 805, Business Combinations. The Company records the fair value of all identifiable assets acquired and liabilities assumed. The Company determines the fair value of tangible assets generally using valuation techniques that consider comparable market transactions and other available information. As final information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made in no case later than twelve months after the acquisition date. Transaction costs and fees incurred related to acquisitions are expensed as incurred. The Company determines the fair value of identified intangible assets using valuation techniques that consider comparable market transactions, weighted average cost of capital, discounted cash flow techniques, and other available information. The Company allocates the purchase price based on the fair value of the identifiable tangible and intangible assets and liabilities. The difference between the total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less assumed liabilities is recorded as goodwill or bargain purchase gain.

(2)	Property and equipment, net

Property and equipment, net consists of the following as of the period ended March 31, 2025:

Computer equipment	$12,282
Accumulated depreciation	(9,375)
Property and equipment, net	$2,907

Depreciation expense for the period ended March 31, 2025 was $614.

F-10

(3)	Goodwill and identifiable intangible assets, net

Identifiable intangible assets and goodwill consisted of the following as of the period ended March 31, 2025:

	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Video Material Licenses	$12,386	$(6,193)	$6,193
Web domain	3,078	(1,539)	1,539
Patents	100,065	(15,208)	84,857
Trademark - Routine IP Based	2,000	(2,000)	-
Customer Relationships - Existing	69,000	(69,000)	-
Existing Technology - Routine IP Based	480,000	(352,000)	128,000
Non-Compete Agreements	10,000	(10,000)	-
Goodwill	312,883	-	312,883
			-
Totals	$989,412	$(455,940)	$533,472

Amortization expense charged to operations for the period ended March 31, 2025 was $25,801.

Estimated amortization expense for each of the next five years and thereafter is as follows:

Periods ending December 31:
2026	$63,204
2027	6,585
2028	4,727
2029	4,727
2030	4,727
Thereafter	48,632
Total	$132,602

(4)	Mezzanine equity

Preferred stock – The Company has authorized the issuance of five classes of preferred stock: Series A convertible preferred stock (“Series A”), Series Seed 1 convertible preferred stock, Series Seed 2 convertible preferred stock, Series Seed 3 convertible preferred stock, and Series Seed 4 convertible preferred stock (collectively known as “Series Seed”).

The holders of preferred stock are entitled to vote with common stockholders as a single class. Preferred stockholders are entitled to a number of votes equivalent to the eligible number of common shares they would have upon exercising their conversion option.

The holders of Series A and Series Seed preferred stock may convert their shares to common stock at a price equal to the original issue price of each respective class of preferred stock. The conversion price of each class of preferred stock may be adjusted from time to time pursuant to the second amended and restated certificate of incorporation. Per the second amended and restated certificate of incorporation, conversion rights are terminated upon liquidation.

The Series A preferred stock has a liquidation preference equal to the greater of one time than the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A preferred stock been converted into common stock. Upon liquidation, Series A is in preference to Series Seed.

The Series Seed preferred stock has a liquidation preference equal to the greater of the original issue price plus any dividends declared but unpaid thereon, or the equivalent of the amount payable had all shares of Series A and Series Seed been converted into common stock.

There is no obligation requiring the issuer to redeem the Series A or Series Seed shares by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. The Series A and Series Seed shares are equity- classified as mezzanine equity on the face of the financial statements.

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(5)	Stockholders’ equity

Common stock – The holders of the Company’s common stock are entitled to one vote per share on all matters which stockholders are entitled to a vote.

Stock option plan – The Company adopted a stock option plan (the “Plan”) in 2017. The Plan provides for the grant of up to 1,462,949 stock options to officers, directors, and employees of the Company. Options are granted under the Plan and are incentive stock options or non-qualified stock options. Recipients are required to sign an agreement in which options may not be transferred. The Plan provides for a straight-line vesting period of up to four years with service a requirement. All unvested options shall vest and become exercisable upon a Change of Control (as defined in the Plan). The Company accounts for any forfeitures of options when they occur.

(6)	Stockholders’ equity (continued)

Using the option-pricing model, the fair value of the Plan options was estimated on the date of grant based on the following weighted-average assumptions:

Risk-free interest rate	4.68%
Expected dividend yield	0%
Expected volatility	55%
Expected life in years	0.5
Forfeiture rate	0%

Activity in the Company’s Plan for the period ended March 31, 2024 is as follows:

		Weighted
		Average
	Options	Exercise Price

Options outstanding, January 1, 2024	1,006,265	$1.76
Exercised	(65,116)	$0.23
Forfeited	(124,163)	$1.96
Options outstanding, March 31, 2024	816,986	$0.50
Weighted-average remaining contractual life of options outstanding		5.89 years
Options exercisable		713,744
Weighted-average exercise price of options exercisable		$0.50

In January 2024, the Board of Directors of the Company approved the cancellation and replacement of various stock options held by certain participants as part of the Company’s 2017 Equity Incentive Plan. The Company offered to replace outstanding options having an exercise price greater than $0.50 per share with a new stock option with an exercise price of $0.50 per share. Participants holding a total of 808,966 options elected to participate in the option exchange. Due to the repricing, there was a significant decrease in the cost associated with these shares.

For the period ended March 31, 2024, 524,495 options had vested, and 292,491 options were expected to vest between April 2024 and April 2026. However, the plan was cancelled in December 2024 as part of the merger with Banzai International, Inc.

(7)	Commitments and contingencies

From time to time the Company may become subject to various routine legal proceedings and other matters in the ordinary course of business, some of which may be covered in whole or in part by insurance. In management’s opinion, none of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

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9,004,003 shares of Class A Common Stock

Banzai International, Inc.

PRELIMINARY PROSPECTUS

July 30, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except the U.S. Securities and Exchange Commission registration fee.

U.S. Securities and Exchange Commission registration fee		$4,453.71
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Miscellaneous Expenses	$	*
Total Expenses	$	*

* To be provided by a prospectus supplement or as an exhibit to a current report on Form 8-K that is incorporated by reference into this prospectus. Estimated solely for this item. Actual expenses may vary.

Item 15. Indemnification of Directors and Officers.

Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors, or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

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(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

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The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

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Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, 7GC, First Merger Sub and Second Merger Sub (incorporated by reference to Annex A-1 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.2	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among the Company and 7GC (incorporated by reference to Annex A-2 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.3	Agreement and Plan of Merger dated December 10, 2024, by and among Banzai International, Inc., Banzai Reel Acquisition, Inc. ClearDoc, Inc., and certain stockholders of ClearDoc, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 19, 2024).

2.4	Acquisition Agreement dated December 19, 2024, by and among Banzai International, Inc., Vidello Limited, and the Shareholders of Vidello Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 20, 2024).

3.1	Second Amended and Restated Certificate of Incorporation of the Company dated December 14, 2023. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on December 20, 2023).

3.2	Second Amended and Restated Bylaws of the Company, dated December 14, 2023 (incorporated by reference to the Exhibit 3.2 to the Current Report on Form 8-K filed on December 20, 2023).

3.3	Third Amended and Restated Bylaws of the Company, dated December 14, 2023 (incorporated by reference to the Exhibit 3.2 to the Current Report on Form 8-K filed on March 4, 2025).

3.4	Amendment to Second Amended and Restated Certificate of Incorporation of the Company, dated September 11, 2024. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on September 16, 2024).

3.5	Amendment to Second Amended and Restated Certificate of Incorporation of the Company, dated March 3, 2025. (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on March 4, 2025).

3.6	Certificate of Amendment regarding 1:10 stock split (incorporated by reference to the Exhibit 3.1 to the Current Report on Form 8-K filed on June 27, 2025)

3.6	Certificate of Designation of Series FE Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 19, 2024).

4.1	Specimen Common Stock Certificate of the Company (incorporated by reference to the Exhibit 4.1 to the Current Report on Form 8-K filed on December 20, 2023).

4.2	Specimen Class B common stock Certificate of the Company (incorporated by reference to the Exhibit 4.2 to the Current Report on Form 8-K filed on December 20, 2023).

4.3	Specimen Warrant Certificate of the Company (incorporated by reference to the Exhibit 4.3 to the Current Report on Form 8-K filed on December 20, 2023).

4.4	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

4.5	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

4.6	Subordinated Promissory Note, dated December 13, 2023, issued by the Company to Alco Investment Company (incorporated by reference to the Exhibit 4.5 to the Current Report on Form 8-K filed on December 20, 2023).

4.7	Warrant to Purchase Shares of Common Stock of Banzai International, Inc., dated December 15, 2023, issued by the Company to GEM Yield Bahamas Limited (incorporated by reference to the Exhibit 4.7 to the Current Report on Form 8-K filed on December 20, 2023).

4.8	Promissory Note, dated as of December 14, 2023, issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to YA II PN, LTD. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 18, 2023).

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4.9	Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to the Exhibit 4.11 to the Registration Statement on Form S-1 filed on February 5, 2024).

4.10	Promissory Note, dated as of March 26, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K filed on April 1, 2024).

4.11	Promissory Note, dated October 3, 2023, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on October 4, 2023).

4.12	Unsecured Promissory Note, dated February 5, 2024, issued by the Company to GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 8, 2024).

4.13	Reserved.

4.14	Reserved.

4.15	Form of Common Warrant (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 28, 2024).

4.16	Subordinated Promissory Note, dated as of August 30, 2023, by and between Banzai International, Inc., Alco Investment Company and CP BF Lending, LLC (incorporated by reference to Exhibit 4.21 to the Registration Statement filed on Form S-1 on September 19, 2024).

4.17	Amendment No. 3 to August 30, 2023, Subordinated Promissory Note (incorporated by reference to Exhibit 4.22 to the Registration Statement filed on Form S-1 on September 19, 2024).

4.18	Amendment No. 4 to November 16, 2023, Subordinated Promissory Note (incorporated by reference to Exhibit 4.24 to the Registration Statement filed on Form S-1 on September 19, 2024).

4.19	Private Placement Warrant, dated as of September 20, 2024, by and between Banzai International, Inc. and Alco Investment Company (incorporated by reference to the Exhibit 10.23 to the Current Report on Form 8-K filed on September 25, 2024).

4.20	Pre-funded Private Placement Warrant, dated as of September 20, 2024, by and between Banzai International, Inc. and Alco Investment Company (incorporated by reference to the Exhibit 10.22 to the Current Report on Form 8-K filed on September 25, 2024).

4.21	Private Placement Warrant, dated as of September 23, 2024, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Exhibit 10.27 to the Current Report on Form 8-K filed on September 25, 2024).

4.22	Pre-funded Private Placement Warrant, dated as of September 23, 2024, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Exhibit 10.26 to the Current Report on Form 8-K filed on September 25, 2024).

4.23	Convertible Note, dated as of September 23, 2024, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

4.24	Form of Pre-Funded Warrant (incorporated by reference to the Exhibit 4.1 to the Current Report on Form 8-K filed on September 27, 2024).

4.25	Form of Series A Warrant (incorporated by reference to the Exhibit 4.2 to the Current Report on Form 8-K filed on September 27, 2024).

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4.26	Form of Series B Warrant (incorporated by reference to the Exhibit 4.3 to the Current Report on Form 8-K filed on September 27, 2024).

4.27	Form of Placement Agent Warrant (incorporated by reference to the Exhibit 4.4 to the Current Report on Form 8-K filed on September 27, 2024).

4.28	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 3, 2025).

4.29	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on July 3, 2025).

5.1	Opinion of Hunter Taubman Fischer & Li LLC. *

10.1	Letter Agreement, dated December 22, 2020, by and among 7GC, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.2	Private Placement Warrants Purchase Agreement, dated December 22, 2020, by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.3	Amended and Restated Registration Rights Agreement, dated December 14, 2023, by and among the Company, the Sponsor, certain stockholders of the Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2023).

10.4	Form of Lock-Up Agreement, by and between the Company and certain stockholders and executives of Legacy Banzai (incorporated by reference to Annex D to the Registration Statement on Form S-4 filed on August 31, 2023).

10.5	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.6	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.7	Loan Agreement, dated February 19, 2021, by and among the Company, Joseph P. Davy as an Individual Guarantor, Demio, Inc., as an Individual Guarantor and CP BF Lending, LLC, as Lender (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.8	Forbearance Agreement, dated August 24, 2023, by and among the Company, the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.9	Reserved.

10.10	Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), YA II PN, LTD., and Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2023).

10.11	Registration Rights Agreement, dated as of December 14, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 18, 2023).

10.12	Share Transfer Agreement, dated December 13, 2023, by and among the Company, the Sponsor and Alco Investment Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2023).

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10.13	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on December 20, 2023).

10.14	Amendment to Fee Reduction Agreement, dated December 28, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Cantor Fitzgerald (incorporated by reference to Exhibit 10.26 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.15	Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.27 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.16	Reserved.

10.17	Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD (incorporated by reference to Exhibit 10.29 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.18	Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.30 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.19	Second Amendment to Loan Agreement by and among the Company, Demio Holding Inc., Banzai Operating Co. LLC and CP BF Lending, LLC, as Lender dated as of September 23, 2024 (incorporated by reference to the Exhibit 10.19 to the Current Report on Form 8-K/A filed on September 27, 2024).

10.20	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 16, 2024).

10.21	Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville (incorporated by reference to Exhibit 4.12 to the Registration Statement filed on Form S-1 on September 19, 2024).

10.22	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 28, 2024).

10.23	Form of Securities Purchase Agreement (incorporated by reference to the Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2024).

10.24	Lock-up Agreement, dated as of September 20, 2024, by and between Banzai International, Inc. and Alco Investment Company(incorporated by reference to the Exhibit 10.21 to the Current Report on Form 8-K filed on September 25, 2024).

10.25	Form of Registration Rights Agreement, by and between Banzai International, Inc. and Alco Investment Company (incorporated by reference to the Exhibit 10.20 to the Current Report on Form 8-K filed on September 25, 2024).

10.26	Securities Purchase Agreement, dated as of September 23, 2024, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Exhibit 10.17 to the Current Report on Form 8-K filed on September 25, 2024).

10.27	Lock-up Agreement, dated as of September 23, 2024, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Exhibit 10.25 to the Current Report on Form 8-K filed on September 25, 2024).

10.28	Form of Registration Rights Agreement, by and between Banzai International, Inc. and CP BF Lending, LLC (incorporated by reference to the Exhibit 10.24 to the Current Report on Form 8-K filed on September 25, 2024).

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10.29	Form of Registration Rights Agreement (incorporated by reference to the Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2024).

10.30	Securities Purchase Agreement, dated as of September 20, 2024, by and between Banzai International, Inc. and Alco Investment Company (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.31	Repayment Agreement with Perkins Coie, LLP (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.32	Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.33	Investor Relations Consulting Agreement with MZHCI, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.34	Side Letter to the Loan Agreement with CP BF Lending, LLC (incorporated by reference to the Exhibit 10.6 to the Current Report on Form 8-K filed on September 25, 2024).

10.35	Floor Price Adjustment Agreement with Yorkville Advisors (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.36	Repayment Agreement with Cooley LLP (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.37	Settlement Letter with CohnReznick LLP (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.38	Repayment Agreement with Sidley Austin LLP (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.39	Repayment Agreement with Donnelley Financial LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.40	Repayment Agreement with Verista Partners, Inc. (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.41	Consulting Agreement dated as of September 26, 2024, by and between the Company and Hudson Global Ventures, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.42	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2024).

10.43	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 10, 2024).

10.44	Voting and Support Agreement, dated December 10, 2024, by and between Joseph P. Davy and Banzai International Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 10, 2024).

10.45	Form of Lock-Up Agreement (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on December 20, 2024).

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10.46	Form of Pre-Funded Warrant (incorporated by reference to exhibit 10.2 to the Current Report on Form 8-K filed on December 20, 2024).

10.47	Voting and Support Agreement, dated December 19, 2024, by and between Banzai International Inc., and Joseph P. Davy (incorporated by reference to exhibit 10.3 to the Current Report on Form 8-K filed on December 20, 2024)

10.48	Closing Letter Agreement, dated January 24, 2025, by and among Banzai International, Inc., Vidello Limited, and certain shareholders of Vidello Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 31, 2025).

10.49	Form of Convertible Promissory Note (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on February 3, 2025).

10.50	Form of Subscription Booklet (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2024).

10.51	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 23, 2024).

10.52	Form of Share Consideration Escrow Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 23, 2024).

10.53	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 23, 2024).

10.54	Repayment Agreement by and between the Company and Houlihan Capital, LLC dated June 5, 2025 (Incorporated by reference to exhibit 10.54 t0 the Registration Statement on Form S-3 filed on July 24, 2025).

10.55	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 3, 2025).

10.56	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 3, 2025).

10.57	Form of Leak-Out Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 3, 2025).

10.58	Subordinate Business Loan and Security Agreement dated as of March 31, 2025, by and between the Company and Agile Lending, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 11, 2025).

10.59	Subordinate Secured Promissory Note dated as of March 31, 2025, by and between the Company, Agile Capital Funding, LLC, and Agile Lending, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 11, 2025).

21.1	List of Subsidiaries (incorporated by reference to the Exhibit 21.1 to the Annual Report on Form 10-K filed on April 1, 2024).

23.1	Consent of Marcum, LLP, independent registered public accounting firm for Legacy Banzai and the Company for the years ended December 31, 2024 and 2023. *

23.2	Consent of CBIZ CPAs P.C., independent registered public accounting firm for ClearDoc*

23.3	Consent of Bush & Associates CPA LLC, independent registered public accounting firm for Vidello *

23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1).

24.1	Power of Attorney (Included on signature page) *

104	Cover Page Interactive Data File (formatted as Inline XBRL).

107	Filing Fee Table*

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on September 24, 2024.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bainbridge Island, State of Washington, on July 30, 2025.

BANZAI INTERNATIONAL, INC.

/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer (Principal Executive Officer)

BANZAI INTERNATIONAL, INC.

/s/ Dean Ditto
Name:	Dean Ditto
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Joseph Davy, individually, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Davy	Chief Executive Officer and Director	July 30, 2025
Joseph Davy	(Principal Executive Officer)

/s/ Dean Ditto	Chief Financial Officer	July 30, 2025
Dean Ditto	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Paula Boggs	Director	July 30, 2025
Paula Boggs

/s/ Kent Schofield	Director	July 30, 2025
Kent Schofield

/Jack Leeney	Director	July 30, 2025
Jack Leeney

/s/ Mason Ward	Director	July 30, 2025
Mason Ward

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